Exhibit 99.1

Company Contact: Joseph Dwyer AXS-One Inc. jdwyer@axsone.com (201) 935-3400	IR Contact: Jeff Stanlis Hayden Communications jeff@haydenir.com (602) 476-1821
FOR IMMEDIATE RELEASE
AXS-One Reports Third Quarter 2008 Financial Results
186% increase in Q3 license revenue to $1.6 million
Operating loss narrows 70%
Company Completes $1.1 Million Financing
RUTHERFORD, N.J., October 30, 2008 / PRNewswire-FirstCall / — AXS-One Inc. (OTCBB: AXSO), a leading provider of high performance Records Compliance Management (RCM) software, today announced its financial results for the third quarter and nine month periods ended September 30, 2008.
Total revenues for the third quarter of 2008 were $3.7 million, an increase of $1.2 million or 47% from the third quarter 2007 revenues of $2.5 million. License revenue for the third quarter was $1.6 million, an increase of 186% compared to $0.5 million in the third quarter of 2007. Service revenue for the third quarter was $2.1 million, an increase of $0.2 million or 9% from the third quarter of 2007. Total operating expenses for the third quarter were $5.0 million, a decrease of 27% percent compared to $6.8 million in the third quarter of 2007. The operating loss for the third quarter of 2008 was $1.3 million, a $3.0 million or 70% improvement from the third quarter 2007 operating loss of $4.3 million. The Company reported a net loss of $2.0 million for the third quarter of 2008, or $(0.05) per diluted share compared to a net loss of $4.6 million in the third quarter of last year, or $(0.13) per diluted share.
Additionally, the Company announced that on October 30, 2008, it completed a $1.1 million convertible note financing led by BlueLine Partners and William Jurika and including several AXS-One board and management team members. The notes, which are secured by substantially all the assets of the Company, mature on May 29, 2009, bear interest at the rate of 6 percent per year and are convertible into AXS-One common stock at a $1.00 conversion price. The Company also issued warrants to the investors to purchase an aggregate of 3,300,000 shares of common stock at an exercise price of $0.01. If all of the warrants are exercised and the entire principal amount of the notes is converted into shares of common stock, the average purchase price of such shares issued pursuant to this financing will be $0.26 per share. Proceeds of these notes will be used to strengthen the Company’s balance sheet and working capital position.
Highlights for the third quarter include:
•	15 deals worldwide, including contracts with eight new customers.

•	The Company’s first contract for Dynamic Data Migrator, AXS-One’s patent-pending data migration product announced in June 2008. The contract is with an existing AXS-One financial services customer who is planning to migrate from Lotus Notes to Microsoft Exchange.

•	The Company’s largest win to date for Sun JMS archiving at one of the world’s largest conglomerates. The initial order, closed through AXS-One channel partner Sun Microsystems, is for 20,000 users in Asia.

•	A competitive replacement win with one of the largest banks in Europe. The bank will implement AXS-One’s Lotus Notes archiving, instant messaging archiving, retention management and case management modules. The AXS-One Compliance Platform has been selected to support the bank’s MiFID compliance requirements as well as their broad regulatory compliance needs, mailbox management, retention management and e-discovery.

•	A competitive replacement win with the world’s largest post-trade financial services company. The bank will implement AXS-One for Lotus Notes mail archiving for broad regulatory compliance needs, mailbox management, retention management and e-discovery.

•	A leader in the entertainment distribution industry selected AXS-One after a recommendation from the customer’s outside counsel to address e-discovery requirements.

•	A number of existing customers worldwide expanded their use of the AXS-One Compliance Platform, adding additional users, record types and/or functionality.
Bill Lyons, Chairman & CEO of AXS-One, commented “These results represent a continued positive trend of progress across all aspects of our business and convey accelerating demand for our solutions. In particular, our new Dynamic Data Migrator product continues to gain momentum in the industry while the ongoing series of competitive wins prove the appeal of our products, our platform and industry vision. We have made great progress in developing and enhancing our sales channel for this innovative solution and believe it will become an expanding contributor to our financial results in the coming quarters.”
For the first nine months of 2008, total revenues were $11.0 million, an increase of 26% compared with total revenues of $8.7 million for the first nine months of 2007. License revenue was $4.1 million, up 44% from the $2.8 million in license revenue for the first nine months last year. Total operating expenses were $16.1 million for the first nine months of 2008, a decrease of 17% from $19.4 million in the prior year. The operating loss narrowed to $5.2 million for the first nine months of 2008, down from an operating loss of $10.7 million in the first nine months of last year. The net loss for the first nine months of 2008 was $6.7 million, or $(0.18) per diluted share compared to a net loss of $10.9 million, or $(0.31) per diluted share for the comparable prior-year period.
“The progress year-to-date demonstrates that we have successfully turned the corner in our development,” Mr. Lyons continued. “Our Records Compliance Management platform revenue has been increasing as our work in building a global sales channel is finally paying dividends. We are seeing progress in each market vertical despite the challenging economic environment. We also successfully leveraged the archiving expertise built into our platform to create our new data migration tool and this unique solution has opened new doors for AXS-One and broadened our growth opportunities. We are well-positioned to cross-sell this portfolio of solutions through our robust global sales channel in the coming quarters.”
Conference call information
Management will conduct a conference call to discuss these results at 5 p.m. Eastern time on October 30, 2008. Interested parties can participate in the call by dialing 706-645-0399 with the conference ID #70822556 or can access the webcast at http://www.axsone.com/investors_events.shtml. Interested parties should access the webcast approximately 10-15 minutes before the scheduled start time. The webcast will be archived for 7 days following the call. Interested parties may submit questions prior to the conference call by e-mail to IR@axsone.com.
About AXS-One Inc.
AXS-One Inc. (OTCBB: AXSO) is a leading provider of high performance Records Compliance Management software. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Singapore and the United Kingdom. For further information, visit the AXS-One website at http://www.axsone.com
AXS-One, the AXS-One logo, “Access Tomorrow Today,” and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Central, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, “The Records Compliance Management Company” and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; risks relating to liquidity; the impact of the economic downturn on customer buying decisions, potential vulnerability to technological obsolescence; the risks that our current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXS-One’s most current Form 10-K and other subsequent Securities and Exchange Commission filings.
-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,157	$3,362
Accounts receivable, net of allowance for doubtful accounts	2,619	2,208
Prepaid expenses and other current assets	641	838

Total current assets	4,417	6,408

Equipment and leasehold improvements, net of accumulated depreciation	172	253
Other assets	237	283

Total assets	$4,826	$6,944

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Bank debt	$949	$—
Convertible debt, net of discount	9,717	—
Accounts payable and accrued expenses	4,116	4,934
Deferred revenue	3,296	3,233

Total current liabilities	18,078	8,167

Long-term convertible debt, net of discount	—	7,037
Long-term deferred revenue	197	120
Other long-term liabilities	—	212

Total long-term liabilities	197	7,369

Stockholders’ deficit	(13,449)	(8,592)

Total liabilities and stockholders’ deficit	$4,826	$6,944

     The financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
License fees	$1,556	$544	$4,099	$2,845
Services	2,120	1,950	6,872	5,861

Total revenues	3,676	2,494	10,971	8,706

Operating expenses:
Cost of license fees	85	126	271	371
Cost of services	1,008	1,381	3,367	4,212
Sales and marketing	1,720	2,047	5,200	6,106
Research and development	1,322	2,200	4,254	5,380
General and administrative	840	1,038	3,037	3,299

Total operating expenses	4,975	6,792	16,129	19,368

Operating loss	(1,299)	(4,298)	(5,158)	(10,662)

Other income (expense):
Interest income	5	46	25	160
Interest expense	(684)	(203)	(1,632)	(323)
Other income (expense), net	(31)	(82)	(21)	(30)

Total other income (expense), net	(710)	(239)	(1,628)	(193)

Loss before income taxes	(2,009)	(4,537)	(6,786)	(10,855)
Income tax provision/(benefit)	1	39	(46)	39

Net loss	$(2,010)	$(4,576)	$(6,740)	$(10,894)

Basic & diluted net loss per common share:	$(0.05)	$(0.13)	$(0.18)	$(0.31)

Weighted average basic & diluted common shares outstanding	38,352	35,038	38,034	34,885

     The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.